Exhibit 99.1

Enveric Biosciences Reports Third Quarter 2025 Financial and Corporate Results

In Q3, Enveric continued toward clinical readiness for lead candidate EB-003, targeting neuropsychiatric indications, announcing additional positive data in a preclinical model of PTSD, successful completion of dose range finding studies, and receipt of FDA response to pre-IND meeting request.

CAMBRIDGE, Mass., November 14, 2025 – Enveric Biosciences (NASDAQ: ENVB) (“Enveric” or the “Company”), a biotechnology company advancing next-generation neuroplastogenic small molecules to address psychiatric and neurological disorders, today announced financial results for the third quarter ended September 30, 2025, and provided a comprehensive business update.

CEO Commentary:

“The third quarter of 2025 marked another highly productive period as we continue to advance our lead candidate EB-003 towards clinical trials in 2026,” said Joseph Tucker, Ph.D., Director and CEO of Enveric. “Importantly, we recently received a written response from the U.S. Food and Drug Administration (FDA) to our request for a Pre-Investigational New Drug (pre-IND) Type B meeting for EB-003, which we believe is consistent with our view that the preparations are sufficiently advanced to proceed to IND submission. Driving towards this significant inflection point, we also completed key chemistry, manufacturing, and controls (CMC) milestones, as well as dose range studies that helped to establish a maximum tolerated dose of EB-003.”

“In addition, our team continued to strengthen the profile of EB-003 across several neuropsychiatric indications, as we showed positive effects in a preclinical model of post-traumatic stress disorder (PTSD). Our research showed significantly decreased context-induced freezing behavior one-hour post-dose (p < 0.05) indicating a positive therapeutic effect in a well-established translational rodent model for PTSD.”

Dr. Tucker continued, “Intellectual property remains a cornerstone of Enveric’s value proposition, and during the third quarter we pursued opportunities to expand and defend our patent estate. Notably, we announced plans to contest a Post-Grant Review (PGR) petition filed by Gilgamesh Pharmaceuticals against Enveric’s issued U.S. Patent No. 12,138,276 entitled, ‘Halogenated Psilocybin Derivatives and Methods of Using.’ The IP in question concerns claims that may be relevant to the Bretisilocin molecule, which was recently acquired by AbbVie in $1.2 billion deal.”

“As we approach 2026, we are excited to be working towards a streamlined IND application for EB-003 in preparation of a first-in-human study. We believe EB-003 has the potential to uniquely address mental health disorders, where innovation has been lacking for decades, with its dual mechanism of action that potentially engages both 5-HT2A and 5-HT1B receptors. In addition to being designed to promote neuroplasticity without hallucinogenic effects, we are optimistic that the dual mechanism represents a potentially first-in-class therapeutic target with significant clinical opportunity.”

Third Quarter and Recent Corporate Highlights

Preclinical Development, Manufacturing and Regulatory Progress

●	Successfully completed pre-IND dose range finding studies for EB-003, establishing a maximum tolerated dose and supporting progression toward IND-enabling studies and first-in-human clinical trials
●	Demonstrated positive effects in preclinical model of PTSD, showing significantly decreased context-induced freezing behavior one-hour post-dose (p < 0.05) and indicating a positive therapeutic effect in a well-established translational rodent model
●	Successfully completed key CMC milestones including:

◌	Identification and production of pharmaceutically compatible salt form designed to potentially improve drug effectiveness and stability
◌	Development and implementation of a scalable, reproducible synthetic process suitable for both current and future manufacturing of EB-003.
◌	Successfully produced a 1-kilogram batch of EB-003 as a pharmaceutically compatible salt to support IND enabling activities, including GLP toxicology studies and drug product formulation work,

●	Continued plans for EB-003 IND submission in 2026, after receiving the FDA response to the pre-IND package and meeting request.

Intellectual Property Activities

●	Hired Fish and Richardson P.C. to defend U.S. Patent No. 12,138,276 with claims relevant to Bretisilocin, recently acquired by AbbVie in $1.2 billion deal
●	Issued a U.S. Patent, broadening the patent coverage for aminated psilocybin derivatives in the EVM-301 Series
●	Issued two U.S. Patents and received a U.S. Patent Allowance for potential next-generation, non-hallucinogenic mescaline derivatives in EVM401 Series

◌	Patent-protected methylone-inspired analogs support pipeline expansion

Publications

●	Announced publication of two peer-reviewed articles highlighting novel bioproduction methods for neuropsychiatric drug discovery. Research published in ACS Chemical Biology and BioDesign Research describes new approaches for producing tryptamine and MDMA-derived compounds

Corporate/Operational

●	Relocated corporate headquarters to Cambridge, MA aligning with Company’s vision to leverage the Greater Boston biotech hub’s scientific and financial ecosystem and advance EB-003 into first-in-human trial in 2026
●	Announced the closing of an exercise of certain outstanding series A warrants to purchase up to an aggregate of 101,042 shares of common stock of the Company and series B warrants to purchase up to an aggregate of 101,042 shares of common stock originally issued in February 2025, having an exercise price of $36.00 per share, at a reduced exercise price of $10.98 per share, adjusted for the reverse stock split. Gross proceeds to the Company from the exercise of the warrants were approximately $2.2 million, prior to deducting placement agent fees and estimated offering expenses

●	After the end of the Third Quarter of 2025, the Company completed a reverse stock split of its common stock on October 28, 2025, at a ratio of 1 post-split share for every 12 pre-split shares. The Board determined the reverse split was in the best interest of the shareholders after receiving conditional approval at the Company’s annual meeting of stockholders on May 29, 2025 for an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock if the Company were to receive a delisting determination from Nasdaq for failure to maintain the required minimum bid price. The Company received a bid price deficiency delisting determination from Nasdaq on October 22, 2025.

Third Quarter 2025 Financial Results

Net loss attributable to common stockholders was $3.4 million for the quarter ending September 30, 2025, or $10.81 per share, compared to a net loss of $2.1 million, or $43.10 per share, for the same period in 2024, adjusted for the reverse stock split. The net loss for the quarter included approximately $0.2 million in non-cash expenses related to stock-based compensation and other non-cash charges. As of September 30, 2025, Enveric had cash and cash equivalents of $3.8 million. The Company continues to fund its operations through the use of various financing tools. The Company has raised net proceeds of $7.9 million for the nine months ended September 30, 2025.

About Enveric Biosciences

Enveric Biosciences (NASDAQ: ENVB) is a biotechnology company focused on developing next-generation, small-molecule neuroplastogenic therapeutics that address unmet needs in psychiatric and neurological disorders. By leveraging a differentiated drug discovery platform and a growing library of protected chemical structures, Enveric is advancing a pipeline of novel compounds designed to promote neuroplasticity without hallucinogenic effects. Enveric’s lead candidate, EB-003, is the first known compound designed to selectively engage both 5-HT2A and 5-HT1B receptors to deliver fast-acting, durable antidepressant and anxiolytic effects with outpatient convenience.

For more information, please visit www.enveric.com.

Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information within the meaning of applicable securities laws. These statements relate to future events or future performance. All statements other than statements of historical fact may be forward-looking statements or information. Generally, forward-looking statements and information may be identified by the use of forward-looking terminology such as “plans,” “expects” or “does not expect,” “proposes,” “budgets,” “explores,” “schedules,” “seeks,” “estimates,” “forecasts,” “intends,” “anticipates” or “does not anticipate,” or “believes,” or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events or results may, could, should, would, or might occur or be achieved. Forward-looking statements may include statements regarding beliefs, plans, expectations, or intentions regarding the future and are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the ability of Enveric to: remain listed on Nasdaq, finalize and submit its IND filing to the U.S. Food and Drug Administration in 2026; achieve the value creation contemplated by technical developments; advance EB-003 toward clinical trials by 2026; avoid delays in planned clinical trials; establish that potential products are efficacious or safe in preclinical or clinical trials; establish or maintain collaborations for the development of therapeutic candidates; obtain appropriate or necessary governmental approvals to market potential products; obtain future funding for product development and working capital on commercially reasonable terms; scale-up manufacture of product candidates; respond to changes in the size and nature of competitors; hire and retain key executives and scientists; secure and enforce legal rights related to Enveric’s products, including patent protection; identify and pursue alternative routes to capture value from its research and development pipeline assets; continue as a going concern; and manage its future growth effectively.

A discussion of these and other factors, including risks and uncertainties with respect to Enveric, is set forth in Enveric’s filings with the Securities and Exchange Commission, including Enveric’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Enveric disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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